Exhibit 99.1

GULFMARK

OFFSHORE

GulfMark Offshore Announces

Second Quarter 2012 Operating Results

HOUSTON, July 23, 2012 — GulfMark Offshore, Inc. (NYSE: GLF) today announced the results of its operations for the three- and six-month periods ended June 30, 2012. For the three months ended June 30, 2012, revenue was $104.9 million, and net income for the same period was $14.1 million, or $0.53 per diluted share.

Bruce Streeter, President and CEO, commented, “We were very pleased to see operating income increase by nearly $19 million, an increase of approximately 300% over the prior quarter. Revenue increased 20% from the prior quarter and 8% from the second quarter of 2011. Direct operating expenses were on the high side of guidance, but in line with the higher operating tempo in the quarter. Improvement occurred in all regions. Drydocks and project-related expenses, although slightly lower than projected, were still above what we expect on a long-term basis. We expect that what we are doing this year will have a larger benefit in 2013 and beyond, and we continue to believe that revenue for 2012 will be stronger than 2011. We continue to evaluate opportunities and have added to our new construction program while maintaining our strong balance sheet. We are positive on the near term and we have very high expectations for the future.

“A couple of years ago we began to provide quarterly and annual cost guidance, but we held off on furnishing revenue guidance. Effective with this press release, we are pleased to announce that we will begin to provide revenue guidance. The guidance will be a range of anticipated quarterly and annual revenue for the current year, which we will confirm or adjust in our regularly scheduled quarterly earning press releases and on our associated conference calls and, initially, our policy will be to not change or reconfirm this guidance outside of these regularly scheduled events.

“As we previously announced, we sold two U.S. flagged aluminum boats during the quarter for a gain of $3.7 million, and today we are announcing the planned sale of another 165 foot aluminum-hulled, U.S. flagged crew boat. We intend to continue to expand our U.S. flag construction program, and today we are announcing the construction of two additional Jones Act PSVs for the U.S. Gulf of Mexico. This will bring the total number of vessels under construction to 11, with seven vessels destined for the North Sea and international markets and four destined for the U.S. Gulf of Mexico. The two PSVs we will be constructing are 300 Class, DP2, fire-fighting certified, multi-service platform supply vessels. The total cost of these two vessels is anticipated to be below $100 million, and delivery of the vessels will be in the fourth quarter of 2014 and the first quarter of 2015.

“As indicated last quarter we plan on evaluating and investing in areas with high growth potential, and our latest capital commitments and fleet changes are consistent with our strategy to continue to high-grade our fleet in the U.S. Gulf of Mexico, where we forecast a strong deepwater market over the next several years.”

GulfMark Offshore, Inc.

Press Release

July 23, 2012

Consolidated Second Quarter Results

Consolidated revenue for the second quarter of 2012 was $104.9 million, an increase of 20%, or $17.5 million, over the first quarter of 2012. The sequential increase in quarterly revenue was the result of typical seasonal strengthening in the North Sea and a strong recovery in the Americas region. Consolidated operating income was up $18.8 million, or 292%, from the prior quarter. The sequential increase in quarterly operating income was driven substantially by the increase in revenue, plus a slight benefit from a decrease in quarterly drydock expense.

There were three special items during the quarter. These items were a $1.7 million charge for the second and final installment of costs related to the retirement of the 7.75% senior notes due 2014, a gain of $3.7 million on the sale of vessels, and, similar to the third quarter of last year, a $1.1 million non-cash foreign exchange loss as a result of the weakening of the Brazilian Real against the U.S. dollar.

Revenue by Region for the Second Quarter & Revenue Outlook for the Remainder of the Year

In the North Sea region, revenue was $45.4 million, up $7.7 million, or 21%, from the first quarter. Compared to the prior year second quarter, revenue for the North Sea was up $1.5 million, or 4%. The increase in revenue was driven principally by the typical seasonal variations, but also an overall improvement in average day rates compared to the same quarter last year as a result of the ongoing increase in demand demonstrated on a year-over-year basis. Overall quarterly utilization increased 5 percentage points from the first quarter, but was slightly under the same quarter last year when the Company had lower exposure to the spot market.

During the second quarter, revenue in the Southeast Asia region was $15.0 million, an increase of approximately $0.8 million, or 6%, from the first quarter amount. The increase in revenue was principally due to the additional vessel relocated to the region during the first quarter. Overall utilization was up slightly in the region, offset by a slight decrease in the average day rate.

Revenue for the Americas region was $44.5 million, an increase of $8.9 million, or 25%, from the first quarter amount. Average day rate in the region continued its steady increase, as it has since the first quarter of 2011, increasing 7% from the prior quarter to $16,761. Utilization for the second quarter increased 16 percentage points to 90%, its highest level since the first quarter of 2009, driven by a substantial increase in activity in the U.S. Gulf of Mexico.

For the full year 2012, the Company currently anticipates consolidated revenue of between $405 and $415 million. The Company currently anticipates quarterly revenue for the remaining quarters of 2012 to be between $105 and $110 million, and revenue for the third quarter to be higher than the fourth.

GulfMark Offshore, Inc.

Press Release

July 23, 2012

Consolidated Operating Expenses for the Second Quarter

Direct operating expenses for the second quarter were $48.8 million, consistent with the first quarter amount. The Company performed 8 drydocks during the quarter for a total drydock expense of $7.6 million, lower than the $9 million anticipated for the quarter; however, the anticipated annual drydock expense for 2012 remains at $29 million. Consolidated general and administrative expenses were $12.0 million for the second quarter, consistent with the Company’s anticipated average quarterly run rate for 2012. Depreciation expense for the quarter was $14.9 million, consistent with the Company’s anticipated 2012 quarterly run rate of $15 million.

Liquidity and Capital Commitments

Cash flow provided by operations totaled $32.6 million in the second quarter of 2012. Cash on hand at June 30, 2012 was $146.5 million, and as of that date there was $6.7 million drawn on the Company’s revolving credit facility. Total debt at June 30, 2012 was $346.7 million and debt, net of cash on hand, was $200.2 million.

In March 2012, the Company initiated the repurchase of its existing 2014 senior notes. In April, the Company made the final repurchase payment of $79.7 million.

The Company completed the sale of two vessels during the quarter for proceeds of $17.1 million. Capital expenditures during the second quarter totaled $45.3 million, which included $41.1 million of progress payments on the construction of new vessels. Including the two vessels announced today, the Company has approximately $368 million of remaining capital commitments related to the construction of eleven vessels. Anticipated progress payments over the next three calendar years are as follows: $82 million for the second half of 2012; $238 million in 2013; $38 million in 2014; and $10 million in 2015. The Company expects to fund these commitments from cash on hand, cash generated by operations, and borrowings under its revolving credit facilities.

Outlook Commentary

CEO Bruce Streeter commented on the outlook for the Company, stating, “Despite an unusually high drydock plan, fewer vessels as a result of vessel sales and some funded mobilizations to take advantage of improving markets, we continue to anticipate ongoing improvement in revenue on a year-over-year basis for the foreseeable future. The second quarter demonstrated a growth in demand reflected in average day rates and utilization that we expect to continue and to be a significant part of 2012 annual results. Our business has demonstrated some significant calendar year seasonality over the past two years, and we hope our initiation of revenue guidance helps provide insight into these fluctuations. We are continuing our ongoing investment in our fleet, which will add to our earnings power beginning in 2013. Our outlook for the future in all three of our operating regions around the world is optimistic, and we are looking forward to the bright future ahead.”

GulfMark Offshore, Inc.

Press Release

July 23, 2012

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss the Company’s earnings with analysts, investors and other interested parties at 9:00 a.m. eastern time on Tuesday, July 24, 2012. To participate in the teleconference, investors in the U.S. should dial 1-877-317-6789 at least 10 minutes before the start time and reference GulfMark. Canada-based callers should dial 1-866-605-3852, and international callers outside of North America should dial 1-412-317-6789. The webcast of the conference call also can be accessed by visiting the Company’s website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman Investor Relations
E-mail:	Michael.Newman@GulfMark.com (713) 963-9522

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

July 23, 2012

Operating Data (unaudited)	Three Months Ended			Six Months Ended
(in thousands, except per share data)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Revenue	$104,884	$87,435	$96,911	$192,319	$178,200
Direct operating expenses	48,846	48,809	46,908	97,655	91,225
Drydock expense	7,639	6,196	3,683	13,835	10,207
General and administrative expenses	11,996	12,116	10,910	24,112	22,333
Depreciation and amortization expense	14,850	15,029	14,982	29,879	29,658
(Gain) loss on sale of assets	(3,676)	(1,149)	—	(4,825)	10
Impairment charge	—	—	—	—	—

Operating Income	25,229	6,434	20,428	31,663	24,767

Interest expense	(4,840)	(8,865)	(5,630)	(13,705)	(11,357)
Interest income	87	78	119	165	184
Loss on extinguishment of debt	(1,711)	(1,930)	—	(3,641)	—
Foreign currency gain (loss) and other	(1,551)	538	73	(1,013)	17

Income before income taxes	17,214	(3,745)	14,990	13,469	13,611
Income tax benefit (provision)	(3,150)	836	(1,699)	(2,314)	(1,487)

Net Income (Loss)	$14,064	$(2,909)	$13,291	$11,155	$12,124

Diluted earnings (loss) per share	$0.53	$(0.11)	$0.51	$0.42	$0.46
Weighted average diluted common shares	26,261	25,997	25,949	26,155	25,885

Other Data
Revenue by Region (000’s)
North Sea	$45,376	$37,663	$43,836	$83,039	$79,235
Southeast Asia	15,041	14,225	15,678	29,266	31,213
Americas	44,467	35,547	37,397	80,014	67,752

Rates Per Day Worked
North Sea	$21,231	$19,351	$20,014	$20,318	$18,951
Southeast Asia	14,110	14,336	15,228	14,219	15,238
Americas	16,761	15,634	14,217	16,239	14,207

Overall Utilization
North Sea	93.0%	87.8%	94.1%	90.4%	90.6%
Southeast Asia	80.5%	78.0%	83.0%	79.3%	83.1%
Americas	90.2%	74.0%	84.3%	81.9%	77.4%

Average Owned Vessels
North Sea	24.0	24.0	25.0	24.0	25.0
Southeast Asia	15.0	14.3	14.0	14.7	14.0
Americas	32.7	34.4	35.0	33.5	35.0

Total	71.7	72.7	74.0	72.2	74.0

Drydock Days
North Sea	21	72	46	94	117
Southeast Asia	—	46	42	46	54
Americas	160	17	40	177	148

Total	181	135	128	317	319

Drydock Expenditures (000’s)	$7,639	$6,196	$3,683	$13,835	$10,207

GulfMark Offshore, Inc.

Press Release

July 23, 2012

Summary Financial Data (unaudited)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2012	2012	2011	2012	2011
Balance Sheet Data
Cash and cash equivalents	$146,463	$222,151	$113,943	$146,463	$113,943
Working capital	202,747	199,877	131,738	202,747	131,738
Vessel and equipment, net	1,123,260	1,163,754	1,187,292	1,123,260	1,187,292
Construction in progress	91,772	49,392	3,869	91,772	3,869
Total assets	1,561,656	1,639,583	1,505,107	1,561,656	1,505,107
Long-term debt (1)	346,712	347,028	286,463	346,712	286,463
Stockholders’ equity	1,018,216	1,017,654	987,155	1,018,216	987,155

1) Current portion of long-term debt included in working capital.

Cash Flow Data
Cash flow from operating activities	$32,556	$11,421	$20,001	$43,977	$25,042
Cash flow used in investing activities	(28,139)	(29,255)	(3,412)	(57,394)	(4,934)
Cash flow (used in) from financing activities	(79,091)	109,892	(8,210)	30,801	(5,417)

Forward Contract Cover—Remainder of Current Calendar Year
North Sea	75%	79%
Southeast Asia	87%	56%
Americas	51%	64%

Total	66%	68%

Forward Contract Cover—Next Full Calendar Year
North Sea	49%	60%
Southeast Asia	33%	23%
Americas	24%	29%

Total	34%	38%

Reconciliation of Non-GAAP Measures: Six Months Ended June 30, 2012

			Tax
	Operating	Other	(Provision)	Net Income
(dollars in millions, except per share data)	Income	Expense	Benefit	(Loss)	Diluted EPS
Before Special Items	$26.9	$(10.0)	$(3.1)	$13.8	$0.53

Gain on Sale of Vessel	4.8	—	(0.9)	3.9	0.15
Loss on Extinguishment of Debt	—	(7.1)	1.5	(5.6)	(0.21)
Foreign Currency Loss		(1.1)	0.2	(0.9)	(0.03)

U.S. GAAP	$31.7	$(18.2)	$(2.3)	$11.2	$0.42

Reconciliation of Non-GAAP Measures: Six Months Ended June 30, 2011

			Tax
	Operating	Other	(Provision)	Net Income
(dollars in millions, except per share data)	Income	Expense	Benefit	(Loss)	Diluted EPS
Before Special Items	$24.8	$(11.2)	$(1.5)	$12.1	$0.46

No Special Items	—	—	—	—	—

U.S. GAAP	$24.8	$(11.2)	$(1.5)	$12.1	$0.46

GulfMark Offshore, Inc.

Press Release

July 23, 2012

Vessel Count by Reporting Segment	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of May 2, 2012	24	15	34	73

Newbuild Deliveries/Additions	0	0	0	0
Sales & Dispositions	0	0	(2)	(2)
Intercompany Relocations	0	0	0	0

Owned Vessels as of July 23, 2012	24	15	32	71
Managed Vessels	15	1	0	16

Total Fleet as of July 23, 2012	39	16	32	87